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                                                                    EXHIBIT 99.2

EVENT TRANSCRIPT

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Transcript provided by Shareholder.com






                                                                  NETGEAR [NTGR]

                                        Q1 2004 NETGEAR EARNINGS CONFERENCE CALL
                                                          05 MAY 2004 17:30 (ET)










                                                          CORPORATE PARTICIPANTS

                                            David Pasquale - The Ruth Group - IR
                                            Patrick Lo - NETGEAR - Chairman, CEO
                                            Jonathan Mather - NETGEAR - EVP, CFO


                                                    CONFERENCE CALL PARTICIPANTS
                                            Tim Luke - Lehman Brothers - Analyst
                                        Samuel Wilson - JMP Securities - Analyst
                                         Denise Fiallo - Merrill Lynch - Analyst
                                       Doug Rudish - Brookside Capital - Analyst
                                          Todd Kaufman - Raymond James - Analyst
                                   Robert Mayna - Copper Beech Capital - Analyst
                               Erik Suppiger - Pacific Growth Equities - Analyst
                                      Ben Atkinson - Gagnon Securities - Analyst
                                                      Maynard Um - UBS - Analyst


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NETGEAR [NTGR]

Q1 2004 NETGEAR EARNINGS CONFERENCE CALL
05 May 2004 17:30 (ET)

OPERATOR

Ladies and gentlemen, thank you for standing by. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded today. A replay will be available after 8:30 PM Eastern Daylight Time today through midnight Eastern Daylight Time on May 12. The replay dial-in number is 973-341-3080 with passcode 4709602. The replay will also be accessible at www.NetGear.com.

I would now like to turn the conference over to Mr. David Pasquale. Please go ahead, sir.


DAVID PASQUALE, THE RUTH GROUP - IR

Thank you, operator. Good afternoon, and welcome to NETGEAR's first-quarter results call. Joining us from the Company today are Patrick Lo, Chairman and Chief Executive Officer, and Jonathan Mather, Chief Financial Officer. The format of the call will be a brief business review by Patrick, followed by Jonathan providing detail on the financials. We will then have time for any questions. If you have not yet received a copy of today's results release, please call Moon Lee of The Ruth Group at 646-536-7001, or you can get a copy off of NETGEAR's Website.

Before we begin the formal remarks, the Company's attorneys advise that today's conference call contains forward-looking statements. The forward-looking statements represent NETGEAR's expectations or beliefs concerning future events, and include statements, among others, regarding the expected performance, market acceptance, market growth, market position of NETGEAR and its products and technology. NETGEAR undertakes no duty to update these forward-looking statements. These statements are subject to risks and uncertainties, including without limitation the price and performance requirements of customers, the ability of NETGEAR to sell products incorporating their technology, the impact and pricing of competing technologies, the introduction of alternative technological solutions, the ability of NETGEAR's new products to gain wide market acceptance, or other risks detailed from time to time in NETGEAR's SEC filings and reports.

At this time, I would now like to turn the call over to Patrick Lo. Please go ahead, sir.


PATRICK LO, NETGEAR - CHAIRMAN, CEO

Thank you, David. Thank you, everyone, for joining us today. The first quarter is another exciting, strong quarter for us at NETGEAR, as we again achieved double-digit revenue growth of over 30 percent year over year. In spite of the typical seasonal decline in the market during the first quarter, we believe that we're able to offset this industry seasonality downtrend through marketshare gain, led by increased unit shipments of our broadband gateway, our popular Smart Switches as well as our strong wireless products. Overall, demand in our core markets remains strong. Our Super-G wireless line continued to build momentum, because it empowers our users with an even wider range in wireless freedom and increase in data transmission speeds. Both are critical differentiators for NETGEAR.

Towards the end of the first quarter, we introduced another Super-G wireless product, the Super-G media router, which enables home users to easily plug in an external disk drive to share multimedia files, both at home and remotely over the Internet. We expect to see the sales of our Super-G wireless product lines further ramp through 2004.

Shipment of wireless nodes were approximately 1.1 million units in the first quarter, representing a unit growth of approximately 5 percent over the seasonally strong prior fourth quarter. Shipments of our wired and wireless broadband routers and gateways grew to over 700,000 units in the first quarter of 2004, representing an increase of approximately 4 percent over the prior fourth quarter. Sales of our Ethernet switches to the small businesses continued to be strong worldwide, growing 3 percent in units sequentially. Particularly, shipment of our popular Smart Switches grew 80 percent sequentially, both in units and in dollars. Our gigabit switches continued to grow robustly, at 7 percent sequentially in dollars, when customers were shifting from the 100 megabit technology to the gigabit technology.

Our full-function managed switches for small- and medium-sized business, the FSM and GSM switch series, also grew about 5 percent worldwide, and particularly strong in the U.S., growing about 15 percent. The most exciting new product in this category is our new FSM7326P, which is a 26-port, 100 plus 1000 Mbps switch with full voice-over-Internet transmission and power transmission over Ethernet cable capabilities. Versus our main competition, we provide full layer 3 functionalities at a much lower price, and we expect the FSM and GSM series switches will continue to grow robustly every quarter.

The consumer demand was the strongest in January, as traditional post-Christmas accessory sales materialized. Our 802.11g and Super-G wireless products continue to grow as a proportion of our overall wireless sales. Combined, they surpassed the 802.11b, 11-Mbps wireless, both in units and in dollars.

Our revenue in the U.S. grew sequentially by about 2 percent, and our Asia-Pacific region continued to be the fastest-growing region, 7 percent higher than Q4 last year. The European revenue was flattish over the last quarter. As indicated by preliminary market reports, we gained approximately 2.5 percent market share in the U.S. retail channel. According to the sell-through reports from the our distributors and retail resellers in the U.S. and our distributors in Europe, our product sell-through in both markets grew from Q4 of 2003 to Q1 of 2004. As such, we believe we gained market share in both markets. Our North American versus international revenue split remained essentially unchanged, at 55/45. And our consumer versus business product revenue also remained essentially unchanged, at 56/44.

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We're encouraged by the positive trends in our 11g products in the Japanese retail market, and we have just introduced our Super-G product to a good start over there, and we will soon follow up with our dual-band 802.11a+g products in Japan. With the help of SOFTBANK, we have been able to expand our retail presence to an additional 100 stores, now totaling 500 across Japan. We're particularly pleased with the sell-through in one of the biggest chain stores, Big Camera.

After the Chinese New Year long holiday in February, we're seeing good, positive trends in the China market, as well, where our switches and firewalls are receiving good feedback from our customers. With the special Chinese wireless security requirement, WAPI, delayed to an unspecified future date by the Chinese government, we expect our wireless sales will grow in China in the coming months.

The overall pricing environment in the market is within our expectations. The more mature products were stable in pricing, while the newer products declined in pricing in the 7 to 10 percent range. With our mix shifting to higher-priced items, our overall ASP, average selling price, remained essentially flat quarter over quarter, while our average cost of purchase declined 4 percent.

The U.S. retail channel inventory declined further to 7.2 weeks, below our target of 8 weeks. U.S. distribution channel inventory increased to 6.2 weeks, above our target of 4 weeks. European distribution channel inventory ended at about 4 weeks, right on target. We will continue to focus on bringing the channel inventory in line with our respective target levels in the respective channels during the second quarter. We also continued to remain active in research and development, introducing another 12 new exciting products in the first quarter. New products are critical to maintaining price premiums in the market, and to getting additional eye-level shelf space in the retail stores.

The wireless digital music player, MP101, introduced in February, was well-received in the U.S. and Europe. This product enables any home stereo to be WiFi connected, and thus play MP3 or Windows Media digital music files stored on any networked PCs in the home.

We also introduced two more models of Smart Switches towards the end of the first quarter, and we believe we can continue the momentum in this exciting product category for small businesses in the quarters ahead. As a result of our continued focus on research and development, revenue from new products introduced over the last 12 months increased to 60 percent of our total revenue in the first quarter of 2004, compared to 55 percent in the fourth quarter of 2003. We are very excited about our strong new product pipeline for the second quarter of 2004.

During the second quarter, we plan to introduce a new stream of gigabit switches with breakthrough price points, more 802.11g and Super-G wireless products and more DSL 2+ products. We will showcase some of these new products next week in the Network Interop show in Las Vegas.

As a side point from the discussion on new products, one of the primary reasons we're able to roll out so many new products is due to our unique R&D strategy. This strategy is centered on working with numerous chip and software suppliers. Our engineers define the best combination of hardware and software, and choose to work with the best-in-class chip and software suppliers in the U.S. to form the best combination of technologies for our new products. Since we have fine-tuned our development process for the past eight years, our model has become one of the most efficient ways to successfully productize (ph) any new breakthrough technologies. As we have been able to attract a tremendous set of partners for new projects, thereby further increasing the probability that what we launch will be successful. The benefit is that we're able to get out an increased number of differentiated products to the market ahead of our competition, and with differentiated software and usability features. Our DSL 2+ gateway routers, our Smart Switches, our digital music player and our latest Super-G storage routers are all examples of excellent mix of the latest hardware and software, way ahead of our competition. We will continue to add to the list of technology partners with new breakthrough technology suppliers, both startups and established players.

Also, we're excited with another enhancement in our efficient operation information systems. We now have an automated processing in collecting over 85 percent of our European distributors for point-of-sale and inventory-level reporting. This additional accurate inventory and sell-through information further enhances our ability to control end-to-end inventory, thus minimizing price protection and inventory write-downs. It also helps us to quickly gauge European demand, changes on a weekly basis, enhancing our ability to supply. Our job in the coming quarters is to integrate our Asian distributors into this information system.

Finally, in the first quarter, we continued to expand our sales into the service provider channel worldwide. About 5 percent of our revenue now comes from the service provider resellers.

To sum up, we continue to outpace the industry, due to our aggressive R&D roadmap, our continued success in productizing and introducing innovative technologies, and the strength of our brand, our global channel distribution and our efficient operation model and systems. We have excellent prospects for growth, and will remain aggressive in our continued rollout of new products to capitalize on the market's expansion. Overall, we're optimistic in our outlook for the second quarter of 2004, and we expect continued strength worldwide.

So now, let me turn over the call to Jonathan for more details on our financials.


JONATHAN MATHER, NETGEAR - EVP, CFO

Thank you, Patrick. Let me now provide a summary of the financials for you. In terms of the first quarter 2004, net revenue on a year-over-year basis increased 31 percent, or 20.7 million to 88.4 million, compared to 67.7 million for the quarter ended March 2003. The gain was due to a strong increase in demand for Ethernet switching, broadband and wireless products. Net revenue derived from the Asia-Pacific region increased 7 percent sequentially to 8.4 million. Net revenue in North America grew 2.3 percent sequentially to 48.3 million. As Patrick mentioned, the fourth quarter was seasonally strong for the Europe, Middle East and Africa region. As a result, this region remained essentially flat with the fourth quarter at 31.7 million.

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On a product category basis, the first-quarter net revenue split between wireless and wired was 56 to 44 percent, with the wireless products tipping the scale in revenue, compared to 53 to 47 percent, respectively, the fourth quarter 2003. The trend continues to build in wireless-based on-channel strength, end market demand and our product pipeline. On unit shipments, we shipped just over
1.8 million units in quarter one, a roughly 2 percent increase over the seasonally strong quarter four.

Total unit shipments of our Ethernet products such as hubs, switches and network adapters was slightly down, by about 5 percent in units and 2 percent in dollars. Within the Ethernet product category, we saw strong sequential growth in Smart Switches, gigabit switches and fully managed (ph) switches, the FSM and GSM series. We continue to see declines in Ethernet adapter cards and hubs.

The shipment of all wired and wireless routers combined increased to approximately 700,000 units, about a 4 percent increase over quarter four 2003. The shipment of all wireless nodes grew roughly 5 percent, to about 1.1 million nodes. This includes wireless routers and firewalls, wireless cards and wireless access points. Our average selling price for both wired and wireless products remained essentially flat in quarter one over quarter four. Cost of sales came in at 60.9 million or 69 percent of sales, which compares to 49.2 million or 73 percent in the year-ago period.

Gross margin exceeded our goal of 30 percent. Once again, gross margin exceeded our goal of 30 percent, reaching 31.1 percent in the first quarter of 2004, from
29.1 percent in the fourth quarter and from 27.3 percent in the year-ago first quarter. The improvement in gross margin, both sequentially and year over year, was due to increased volume leverage in our buying power and increased sales of new products with higher margins.

As noted in our press release, first-quarter net revenue included a net benefit of 1.4 million, due to a 1.9 million reduction in requirements for warranty obligations, partially offset by a 0.5 million increase in provision for expected end-user rebates. The revenue benefit from warranty obligation reduction resulted from a change in the assumption it takes, on average, for products to be returned. In the aggregate, there was minimal impact on gross profit, primarily because the gross profit from the net revenue increase was offset by an increase in provisions for estimated cost to repair or liquidate inventory relating to warranty returns.

Moving to operating expenses, total operating expenses, excluding stock-based compensation costs, came in at 20.3 million, compared to 14.9 million in the year-ago period and 19.1 million in the prior quarter. This was 22.9 percent of net revenue in the first quarter of 2004, as compared to 22 percent of net revenue in the first quarter of 2003, and 22 percent in the fourth quarter of 2003.

Sales and marketing expenses increased to 16.7 percent of net revenue in the first quarter of 2004, from 16.2 percent for the first quarter of 2003. The increase in sales and marketing expense, as a percentage of net revenue, is due in part to continued weakness in the U.S. dollar in relation to the Euro and British pound, which had an impact of approximately half a point.

R&D expenses in quarter one 2004 was 2.6 percent of net revenue, compared to 3 percent of net revenue in the year-ago period. At the same time, we are pleased that we have been able to maintain our new product introductions pace with 12 per quarter. Compared to quarter four 2003, R&D remained essentially flat as a percentage of net revenue.

G&A expenses in the first quarter increased to 3.2 million, or 3.6 percent of net revenue, from 2.4 million in the year-ago period and 2.9 million in the prior fourth quarter. Operating income, on a GAAP basis, including 403,000 in non-cash stock-based compensation expense, came in at 6.8 million, compared to
5.8 million in the fourth quarter of 2003 and 3.2 million in the year-ago first quarter. This continues the trend of our positive operating income growth.

Net income -- on a GAAP basis, the Company had net income of 4.2 million, or 14 cents per basic and 13 cents per diluted share for the first quarter of 2004, compared to net income of 1.6 million, or 8 cents per basic and 7 cents per diluted share in the first quarter of 2003. On a pro forma basis, net income for the first quarter ended March 2004 increased 135 percent, to 4.6 million as compared to 2 million pro forma net income for the quarter ended March 2003. This represents earnings per share of 16 cents per basic and 14 cents per diluted share in the first quarter of 2004, compared to 10 cents of basic and 8 cents per diluted share in the first quarter of 2003.

I would like to note that for the purpose of calculating pro forma basic earnings per share, we used 29,521,000 shares for quarter one 2004. On a diluted basis, we used 32,355,000 shares for quarter one 2004. These share counts are 8 million above the quarter one 2003, due to our IPO back in July 2003.

The first quarter of 2003 pro forma net income excludes the impact of non-cash stock-based compensation expense of 356,000. The first-quarter 2004 pro forma net income excludes a non-cash stock-based compensation expense of 445,000.

Moving on to the balance sheet, we ended the first quarter with 89.5 million in cash, cash equivalents and short-term investments, up from 73.6 million at the end of the fourth quarter. The increase is primarily due to cash generated from operating activities of $9.6 million. We continue to manage our inventory closely, with quarter-ending inventory at 39.2 million, representing 6.2 turns, compared to 39.3 million and 6.3 turns at the end of the fourth quarter. Our overall channel inventory is roughly within target. Our European distribution inventory was right on target at four weeks, our U.S. channel inventory -- retail channel inventory was at 7.2 weeks, below our target of 8 weeks. Our U.S. distribution channel inventory went up from 4.7 weeks at the end of quarter four to 6.2 weeks at the end of quarter one.

Our accounts receivable was 71.4 million. DSO declined to 71 days in the first quarter, compared to 81 days in the prior fourth quarter.

Total assets were 219 million -- 219.1 million at the end of March 2004, compared to 205 million at December 2003.

Accounts payable were 16.8 million March 2004, compared to 24.5 million December 2003.

Now, let me make a comment on the second quarter. As Patrick said earlier, we feel very good in our outlook for the full year 2004. Our goal is to grow faster than the market. For

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the second quarter of 2004, we expect revenues to be in the range of 86 million to 89 million, essentially flat from quarter one, with pro forma operating income in the range of 8.1 percent to 8.5 percent, and a pro forma effective tax rate of 37 percent. We believe we will continue to progress towards our target 10 percent operating margin goal by the end of this year. We have an exciting lineup of innovative products throughout the year. We believe our increasing volume can be leveraged into better purchasing power. We continue to enhance our end-to-end inventory management capabilities to minimize inventory-related costs. These are the three main factors driving our margin improvement.

Operator, we will now be happy to take questions.

QUESTIONS AND ANSWERS

OPERATOR

(OPERATOR INSTRUCTIONS). Tim Luke, Lehman Brothers.


TIM LUKE, LEHMAN BROTHERS - ANALYST

A question and a few just clarifications. Actually, I was wondering if you could give us a sense of how you see the revenue developing in the different geographies, as you move forward into the second quarter. I was also just wondering if you could give us a sense of how you see the channel inventory in the U.S. trending, maybe some color on why it trended up a couple of weeks, and where you see that going, going forward.

And then, for Jonathan, if you could give us some background on the rationale -- or maybe Patrick -- just some rationale on the reduction in the required warranty, and why that was taken and how you see that going forward.

And then, lastly, it looks like your gross margin is not going to stay at this elevated level. I was just wondering if you could comment on how you see the gross margin going forward. Thank you.


PATRICK LO, NETGEAR - CHAIRMAN, CEO

So, let me take on a few things. We see all three regions doing quite well. As I mentioned, that we're getting weekly sell-through reports from 85 percent of our European distributors and over 95 to 96 percent of the U.S. distributors and retailers. Both reports indicated that in Q1, our sell-through actually grew over Q4, in spite of the fact that the market came down. Based on market reports we saw, the market actually came down, but our sell-through grew. And in Asia, as exemplified by our increasing revenue, 7 percent sequentially, we also believe that we are doing well there, as well, in terms of sell-through. So we see the trend across all three regions to be in sync with each other, but certainly Asia, being in a smaller base, being we're relatively new in Japan and China, we continue to expect them to grow faster.

In terms of the overall channel inventory in the U.S., we would love to see the retail channel inventory actually be much higher, at about 8 to 8.5 weeks, while the distribution channel inventory much closer to 4 weeks. We just have the two reversed; we have too little retail channel inventory at close to 7 weeks and a little bit too much distributor inventory at 6 weeks. But overall, we think we're in line. The most important thing is we see continued uptrend in sell-through, and the inventory is there to help to continue that trend.

Now, going forward, the whole team's job is to bring them into more balance. The reason why we actually bulge (ph) a little bit in the distribution channel inventory at the end is because we know there is a pending big deal that one of our distributors needs to fulfill in the first week of April, and that is why we made the decision to ship a bit more in the distribution inventory.


TIM LUKE, LEHMAN BROTHERS - ANALYST

Has that been shipped out now, then?


PATRICK LO, NETGEAR - CHAIRMAN, CEO

Oh, yes. In the first week, it got shipped out.

So this quarter, we are balancing trying to get the retail channel inventory back into the 8.5 to 9 weeks range, because Q3 is a big back-to-school quarter, and generally speaking, retail should be back up to 8 to 9 weeks, while distribution we would like to get it back down to absolutely below 5 weeks, closer to the 4-week range.

Now, I would like you hand it over to John, to talk about the warranty obligations change.


JONATHAN MATHER, NETGEAR - EVP, CFO

Yes. Tim, with respect to the warranty obligations, as I pointed out, the benefit from the reduction in required warranty obligations resulted from the change in the assumption of the time taken to receive the warranty returns from customers, which is used to compute the warranty returns. So, as with our efficiencies in channel inventory, et cetera, et cetera, we have seen this, and for competitive reasons, I can't share how short it is, et cetera.

The next question was on gross margin. As I pointed out, Tim, yes, we have hit our goal. But as we said, our goal is 30 to 33 percent, and we have hit the 30 percent in the first quarter. As I pointed out, we have an exciting lineup of innovative products throughout the year, and our -- plus the leveraging of the volume. As we are able to increase our volume, we are able to leverage with a stronger purchasing power to reduce the product cost. Patrick pointed out that in the first quarter, our costs came down 4 percent. And then, with the managing our channel inventory and inventory

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overall to be able to be more efficient in our period costs, so those three factors that we have always talked about, we believe we can continue to improve our margins.


TIM LUKE, LEHMAN BROTHERS - ANALYST

So it would be at least flat, on flattish sales, but you're saying possibly higher, even?



JONATHAN MATHER, NETGEAR - EVP, CFO

What we would like to leave it -- since we don't give guidance on gross margin, Tim, we say our target is to stay 30 to 33 percent. Having said that, we also like to point out that sequentially, going back, next year, not only post-IPO but pre-IPO, we have always focused on improving quarter on quarter.



TIM LUKE, LEHMAN BROTHERS - ANALYST

Is there any impact going forward from the change that you are implementing in the warranty obligation? It sounds like there was a 1.4 million impact on this quarter, but is there any impact going forward, in terms of the way we should think about your revenue, which --?



JONATHAN MATHER, NETGEAR - EVP, CFO

Not necessarily because, going forward, what we are saying is this estimate -- there is a percentage of our revenue that we put aside, since we recognize revenue on a sell-in basis, we take a percentage off the revenue and reserve for returns.



OPERATOR

Samuel Wilson, JMP Securities.



SAMUEL WILSON, JMP SECURITIES - ANALYST

I also have a couple of small questions. First, Patrick, historically, Q2 has been your seasonally weakest quarter. Just based on everything that you're seeing in front of you right now, how are you feeling about just what normal seasonality would be in Q2?



PATRICK LO, NETGEAR - CHAIRMAN, CEO

You are right. Q2 is seasonally the weakest, and we do not believe that it will be different this year. That's why our behavior is no different from the prior years, which is the whole Company is mobilizing all our resources to ensure that we have a stream of exciting new products introducing in the market, penetrating the channels more. The ultimate objective is to gain enough market share to offset the seasonal downturns.



SAMUEL WILSON, JMP SECURITIES - ANALYST

And then just maybe a follow-up. Comcast was at field trial last year. You were in the first stages this year. Can you just give us an update as to kind of what you see, in general, with Comcast and your service provider channel?



PATRICK LO, NETGEAR - CHAIRMAN, CEO

As we mentioned just now, our service provider channel revenue has grown from 4 percent to 5 percent quarter on quarter, from Q4 to Q1. We expect that to continue to grow slowly, and that is the trend.



SAMUEL WILSON, JMP SECURITIES - ANALYST

And then, Jonathan, just a couple of small follow-up questions. I noticed you had accounts receivable to related parties on the balance sheet. What is behind that?



JONATHAN MATHER, NETGEAR - EVP, CFO

The secondary offering that we did end of June -- end of March, the cost of the secondary offering, the selling shareholders were to reimburse us.



SAMUEL WILSON, JMP SECURITIES - ANALYST

Oh, great! And then just two small follow-up questions. First, can you give headcount? And second, can you give what CapEx was for the quarter, and what your expectations are for CapEx for this year?



JONATHAN MATHER, NETGEAR - EVP, CFO

Yes. The first quarter, capital expenditure was just under 500,000 -- $460-odd thousand. And as I pointed out, our annual capital expenditure requirements are the $2.5 to $3 million.

SAMUEL WILSON, JMP SECURITIES - ANALYST

And headcount?



JONATHAN MATHER, NETGEAR - EVP, CFO

On the headcount, we ended the quarter with 220 employees. And again, on a statistic, our revenue per employee is about 1.5 million, on an annualized basis.



SAMUEL WILSON, JMP SECURITIES - ANALYST

And then just maybe one last kind of question. Your cash flow from operations was really nice this quarter. Do you have any estimate, or how you think about cash flow from operations for the year? I would imagine it's probably negative, usually, in Q3 because you're building inventory for back-to-school and for Christmas.

And then, are Q4 and Q1 normally your biggest cash flow from operations quarters?



JONATHAN MATHER, NETGEAR - EVP, CFO

We did not provide guidance by quarter on cash flow, except to say that we expect to be positive, cash flow positive for this year. And we believe we will continue to generate cash each quarter.



OPERATOR

Erik Suppiger.

I apologize; his line accidentally disconnected.

Denise Fiallo, Merrill Lynch.



DENISE FIALLO, MERRILL LYNCH - ANALYST

Actually, it's Denise Fiallo calling for Tal Liani. I have a question with your European business. You had mentioned that part of the sales and marketing expense increase was due to the currency impact, so I'm wondering what currency impact, if any, on the positive side, came from the European business?



PATRICK LO, NETGEAR - CHAIRMAN, CEO

Yes. Actually, there is positive side in the European business, in particular, related to consumer products. As you probably know, you have to hit strategic price points -- like 99, 129, 149, 79, so on and so forth. And because of the weakening of the U.S. dollars, certainly there is positive impact, because it makes it easier to hit the EUR99 that generates more dollars for us.



DENISE FIALLO, MERRILL LYNCH - ANALYST

So if we are looking at your revenue for Europe, it was essentially flat. Had it not been for the currency impact, that number might have come in a little bit weaker?



PATRICK LO, NETGEAR - CHAIRMAN, CEO

This is only for the consumer side, and then we also have a whole bunch of business which has nothing to do with this. And also, because our marketing expenses are contra revenue (ph), so we had -- the euro is not as strong, so the contra revenue is less. So when you mix up all that together, I don't think I can make that assertion.



DENISE FIALLO, MERRILL LYNCH - ANALYST

Okay. Moving on, then, China and Japan, if you could just give a little bit more color, with regard to how Legend did in China and SOFTBANK? And did you introduce more SKUs, because I believe that you only had four or five last quarter?



PATRICK LO, NETGEAR - CHAIRMAN, CEO

As I mentioned, that SOFTBANK helped us to add 100 more stores in Japan that we have grown from 400 to 500. And as I mentioned also, we have introduced the Super-G SKU, and we will introduce the dual-band a+g SKU in Japan, as well.

As far as in China, with Legend, we have done switch SKU originally plus wireless SKUs, but because of the WAPI issue, we temporarily stopped selling the wireless SKUs, but now we are free to go. So we look positive in the coming months. But beyond Legend, which is only 30 stores, we had continued to build out our retail presence in the traditional computer malls (ph) of independent stores. We also are recruiting heavy on the resellers. Actually, we had our reseller conference in southern China just about a month and a half ago. We had over 100 active resellers coming to join us, and we expect -- and the feedback is our switches and firewalls are right for the China market, and they would continue to sell our products in those regard (ph) to the small enterprises. As a matter of fact, the hotel we stayed in -- there's the Sheraton next door, a fancy hotel which is just outfitted with our wireless access point to provide WiFi access for their guests.

OPERATOR

(OPERATOR INSTRUCTIONS). Doug Rudish (ph), Brookside Capital.



DOUG RUDISH, BROOKSIDE CAPITAL - ANALYST

With respect to the sequential growth in the Smart Switch product line, do you feel like you are starting to gain traction there and gain market share? And if so, from who?



PATRICK LO, NETGEAR - CHAIRMAN, CEO

Because the Smart Switch is a new category, there is nobody else offering similar products. So it is hard for us to say where we are getting the market share from, but I would suspect that it's primarily from the traditional managed switch suppliers. Now we have an alternative.



DOUG RUDISH, BROOKSIDE CAPITAL - ANALYST

And what is appealing about your solution versus what is out there?



PATRICK LO, NETGEAR - CHAIRMAN, CEO

The appealing of it is, first, if you are using the traditional managed switch, you are using something called an MP (ph) command, which is pretty difficult, or you have to buy some expensive software, such as HP OpenView to run it. But with our Smart Switch, you could accomplish pretty much the same job by using your ordinary browser, Internet Explorer or Netscape Navigator. So the cost of operation is much lower. And also, the cost to purchase is much lower, as well.



DOUG RUDISH, BROOKSIDE CAPITAL - ANALYST

What is your pricing per port like, versus the sort of average current solution out there?



PATRICK LO, NETGEAR - CHAIRMAN, CEO

Right now, we look at it -- our price per port is in the range of about $10 to $15, while it is a fully-managed switch, typically in the $23 to $25.



OPERATOR

Todd Kaufman, Raymond James.



TODD KAUFMAN, RAYMOND JAMES - ANALYST

Just a quick follow-up to an earlier question. With U.S. distribution inventory maybe a little bit above target, what percent of your revenues in the quarter were derived from that channel, and how does that compare to the December quarter?



PATRICK LO, NETGEAR - CHAIRMAN, CEO

Typically, we said that the U.S. is 55 percent of our worldwide revenue, and in the U.S., about 60 percent is retail, 40 percent is through distribution.



TODD KAUFMAN, RAYMOND JAMES - ANALYST

And was there a dramatic shift in the March quarter on those percentages versus what you experienced in the --



PATRICK LO, NETGEAR - CHAIRMAN, CEO

No, it has been pretty consistent. I just mentioned that our consumer versus business ratio is still in the 56/44 range; no change from Q4.



OPERATOR

(OPERATOR INSTRUCTIONS). Robert Mayna (ph), Copper Beech Capital.



ROBERT MAYNA, COPPER BEECH CAPITAL - ANALYST

Just a quick follow-up question on Tim's earlier question regarding the warranty obligation. You alluded to something about a change in the time assumption. I was hoping you could just explain that further. I missed the explanation.



JONATHAN MATHER, NETGEAR - EVP, CFO

As I said, Robert, again, for competitive reasons I won't be able to share with you exactly what the timing is. We did a study of it, and the time it takes for a product, once we ship it, to go through our channels of distribution to the end user, and the end user turning around and returning it because they believe it did not work for them, et cetera, has shortened. And thereby, the calculation for warranty reserves was adjusted.



OPERATOR

Erik Suppiger, Pacific Growth Equities.



ERIK SUPPIGER, PACIFIC GROWTH EQUITIES - ANALYST

First of all, can you just give us a little bit of help, in terms of interpreting what you're saying about the changes in channel inventory? If you look at it in aggregate, can you tell us whether or not the channel inventory actually increased, if you look in aggregate, between the retail and the distribution?



PATRICK LO, NETGEAR - CHAIRMAN, CEO

If you look at the aggregate from December 30th, as well as the March, yes, there's a slight increase. But then, as I just mentioned, the sell-through report also indicates that our sell-through in the U.S. also grew. So we believe that we are still within the targeted range.



ERIK SUPPIGER, PACIFIC GROWTH EQUITIES - ANALYST

So am I to assume that you were somewhere -- from a sell-through perspective, you would have been somewhere between the 86.8 that you had in December and the 88 that you had for this quarter?



PATRICK LO, NETGEAR - CHAIRMAN, CEO

If we look at the sell-through report from our distribution in the U.S. and also in Europe, actually, both our sell-through grew about anywhere between 4 to 6 percent.



ERIK SUPPIGER, PACIFIC GROWTH EQUITIES - ANALYST

That was in which regions?



PATRICK LO, NETGEAR - CHAIRMAN, CEO

In both the U.S. and Europe.



ERIK SUPPIGER, PACIFIC GROWTH EQUITIES - ANALYST

Grew 4 percent?



PATRICK LO, NETGEAR - CHAIRMAN, CEO

4 to 6 percent in the sell-through.



ERIK SUPPIGER, PACIFIC GROWTH EQUITIES - ANALYST

Well, I'm a little confused, then. Why would your revenues -- why would the sell-through grow faster than your revenues, when you're saying your channel inventory increased?



PATRICK LO, NETGEAR - CHAIRMAN, CEO

Because there are many things that we need to do -- for example, like there is the contra revenue piece of marketing expenses. There is also other provisions, as well. So the final million dollars (ph) affected by those different things.



ERIK SUPPIGER, PACIFIC GROWTH EQUITIES - ANALYST

Can you comment -- you reduced the time period for the warranty obligation. Can you comment in terms of returns during the course of the quarter? Were they lower than you had anticipated, and that caused you to do that? Or what what was the logic behind that?



JONATHAN MATHER, NETGEAR - EVP, CFO

The logic was -- as I pointed out, today it is taking -- based on a study we did, it is taking less time than the study we have done previously for a product, once it's shipped out. And one example of why is -- take the retail channel. Going back to when we did a study previously to now, its 7.2 weeks, so that we ship a product, it's sold through, customer takes it, tries it out, returns it. It's more efficient in processing, so the time it takes from the moment we ship the product for it to come back, where we issue the credit, is less.

ERIK SUPPIGER, PACIFIC GROWTH EQUITIES - ANALYST

In terms of the number of returns you're getting, is that up or down from relative to what you would expect?



JONATHAN MATHER, NETGEAR - EVP, CFO

It is in range that we expect. As our volumes go up in absolute dollars, it's also a function of product mix. But it's within where we expect it to be.



OPERATOR

Tim Luke, Lehman Brothers.



TIM LUKE, LEHMAN BROTHERS - ANALYST

On the expenses going forward, should we expect a similar percentage of sales? Or do you think the G&A could now move a bit lower from the level seen in the first quarter? How do you see the mix dropping on the expenses?



JONATHAN MATHER, NETGEAR - EVP, CFO

First of all, Tim, what I would say just is it's a function of also the U.S. dollar currency, where it stays. If the currency stays where it is, we may see a very slight improvement in our expense as a percentage of revenue in the next quarter. We don't provide guidance on exactly where it is, but we are working to leverage our expenses. As revenue increases, we will see leveraging of our expenses.

Since we gave guidance of -- in relatively flat to quarter one, I am suggesting that we may see a slight improvement in the percentage.



TIM LUKE, LEHMAN BROTHERS - ANALYST

If you could also just clarify one other thing, with respect to the warranty obligation, you clarified that it had minimal impact on the gross margin. Could you just talk about how the extra 1.4 might have impacted the rest of the income statement, to the extent that it had impact on the operating number?



JONATHAN MATHER, NETGEAR - EVP, CFO

Because if it had no impact on the gross margin, Tim, it should have no impact on the operating margin. There is no impact on the operating expenses because of that. Do you follow me?



TIM LUKE, LEHMAN BROTHERS - ANALYST

Yes. You're also using a lower tax rate, 37 percent, going forward. Do you think that could trend lower through the year, going forward?



JONATHAN MATHER, NETGEAR - EVP, CFO

The guidance we're suggesting is use 37 percent.



TIM LUKE, LEHMAN BROTHERS - ANALYST

And I also wanted to know, Patrick, if you had any sense, as you look at the shape of the year, and you have talked about you see strong trends through the balance of the year, should one anticipate normal seasonality? Any reason why you would not see the normal seasonality in the third quarter? Obviously, last year it was up almost 10 percent, 10 percent the year before, up 16 percent sequentially. Is that 8 to 10 range that kind of seasonal range that one should broadly anticipate for the back half of the year, starting the back half of the year?



PATRICK LO, NETGEAR - CHAIRMAN, CEO

We certainly believe that, so far, the year is behaving like last year, the year before. So we certainly hope that the trend will continue so that the back half of the year will grow just as much as last year, in terms of the market. The trend is pretty interesting; it's kind of repeating itself. For example, like as I mentioned previously, demand was the strongest in January of this year, just like in last year, because of the post-Christmas sales. And then, it kind of tapers off, and March is the weakest month. And actually, as a matter of fact
(ph) I would like to point out, because March is the weakest month, that is why in calculating the weeks of inventory in distribution and retail, that has a disadvantage. So, for the same amount of inventory in December, it would cost more number of weeks of inventory in March. And that's why you see that happened with us.

But then, April will be another quiet month, and things will start to heat up in May. And then it will become much stronger in June, in preparation for the back-to-school. And then, July, August, September will continue to trend up until the beginning to mid-September, which is the craziest time for back-to-school.

TIM LUKE, LEHMAN BROTHERS - ANALYST

And then just one last thing, on Cisco and Europe and the entry of Linksys into that market. Could you give us any color on that?



PATRICK LO, NETGEAR - CHAIRMAN, CEO

Sure. We're seeing definitely they are a lot more active in Europe than before they were part of Cisco. I think they are most active in the Web channel, and then they are trying very hard to get into the shelf space. As I mentioned, based on the sell-through report we got, and feedback from the channel, we continue to gain share in Europe. We believe that they also are building share slowly, but primarily over the weaker players. The European market is actually growing very fast, and we believe that there is room for two to three strong players to play over there, just like in the U.S. And as they participate and generate more activities, we believe that the only thing that it will do is to enlarge the pie and make it grow faster, which will benefit us, as well.



OPERATOR

(OPERATOR INSTRUCTIONS). Ben Atkinson (ph), Gagnon Securities.



BEN ATKINSON, GAGNON SECURITIES - ANALYST

My first question is on this issue of the warranty reserve. Was there no change in absolute dollars for gross margin, or in the gross margin percentage, as a result of this warranty reserve revision?



JONATHAN MATHER, NETGEAR - EVP, CFO

Minimal. Minimal change in the dollars in the gross margin.



BEN ATKINSON, GAGNON SECURITIES - ANALYST

Okay. So it basically had minimal -- caused minimal change in the gross margin, but it increased the revenue?



PATRICK LO, NETGEAR - CHAIRMAN, CEO

That's correct.



JONATHAN MATHER, NETGEAR - EVP, CFO

That's right.



BEN ATKINSON, GAGNON SECURITIES - ANALYST

Okay. Second, how big is the China market? And my sense is that you did not have much revenue, if you were holding back because of the security regulations. Is that correct?



PATRICK LO, NETGEAR - CHAIRMAN, CEO

That is correct. And the China market is -- let's say, if we look at our comparable competitors like 3Com, like D-Link, like HP-Link, TP-Link and so on and so forth, in what we termed as SOHO -- small office home office market -- our estimation today is that the market is worth about $200 to $300 million annually, but it's growing fast.



BEN ATKINSON, GAGNON SECURITIES - ANALYST

And I apologize; I don't remember. Are you only selling WiFi in China, or are you also selling --?



PATRICK LO, NETGEAR - CHAIRMAN, CEO

No, no, no. As I just mentioned, we are selling the firewalls, we are selling the switches. We are also selling WiFi, but in the last few months, our WiFi activity practically has slowed down, because of this cloud over this WAPI issue. So we're focusing on selling primarily switches and firewalls. As a matter of fact, our firewalls are extensively used in the TORO (ph) system in Guangdong.



BEN ATKINSON, GAGNON SECURITIES - ANALYST

And finally, could you talk a little bit about the pricing environment in the U.S.? You said that pricing was in line with your expectations for NetGear. In the quarter, did you see anything different in your major competitors, as far as their pricing behavior?



PATRICK LO, NETGEAR - CHAIRMAN, CEO

No, we are not seen significant changes. As I mentioned, for the more mature products like the Ethernet switches, like the

802.11b wireless, they're pretty stable. Price hasn't changed much. But for the more what we call competitive products, such as the 802.11g, those products are coming down in our expected range of between 7 to 10 percent every quarter -- at least, I would say, for another two quarters or so. The pricing environment is still the same, dealing (ph), Belkin are generally priced below us, and we generally price at parity or slightly below Linksys for similar products. But then we also command price premiums on unique products; for example, we recently just introduced the Super-G media storage router, which we price at a premium.



OPERATOR

Maynard Um (ph), UBS.



MAYNARD UM, UBS - ANALYST

The partially offset of 0.5 million for the end-user rebates -- can you talk a little bit about rebating in the industry, whether that was due to higher hit rates, or if that is higher rebating just in the industry in general?

And then also, on liquidating the inventory on warranty returns, was that related to any one particular product? And also, could you quantify that? Is it roughly around half of for that 1.4 million benefit?



PATRICK LO, NETGEAR - CHAIRMAN, CEO

Led me take on the rebate side, and then Jonathan can talk about the warranty liquidation process that was taking place.

From a rebate perspective, actually the rebate activity is similar to previous years. Rebates continued in January because of the post-Christmas sales, but then it quieted down. We expect rebate activities will go back heating up again after mid-May, because of getting ready for Q3 back-to-school. So no different from before. However, we just have the inkling that the redemption rate actually would go up. So that's why, on the safe side, we decided to put up more in the rebate provisions. Now, we inkling have that (ph). Now, whether that is going to materialize, we'll watch it for another quarter.



JONATHAN MATHER, NETGEAR - EVP, CFO

Basically, as Patrick said earlier on the rebate, this is only a contingency for a possible increase in the redemption, and in no way more active rebate program.



MAYNARD UM, UBS - ANALYST

And then on the warranty?



JONATHAN MATHER, NETGEAR - EVP, CFO

With respect to the warranty, your question on the cost write-down we took, not for a particular product, but what we did was -- in the past, we let our suppliers -- we take the product, we send it to our suppliers, and they fix the product and send it back to us, to be sold as refurbished or to replace end-user return product. And we were paying for it in our product costs, in the form of an add-on (ph).

What we have done is, going forward, changed it to where we are taking those product returns that we expect back, and fixing it ourselves. We believe that, by processing the returns ourselves, it will help us to identify the cause of returns more accurately, and can bring the returns down over the long run. We also believe we will be able to process the returns more efficiently, and give our customers a better customer experience, which is our goal. And then, we don't have to pay that additional cost, going forward, for others to fix it. So it's across (ph) for expected returns that we expect when we reserve for it. We have the returns, warranty returns at revenue dollars, and we have an inventory element, the cost of it, but we are taking that inventory cost and writing it down even more. Follow me? Maynard?



OPERATOR

His line is live again, sir.



MAYNARD UM, UBS - ANALYST

Can you just give us a sense of how much that offset was? Just roughly, was that half of the net benefit of the 1.4 million?



JONATHAN MATHER, NETGEAR - EVP, CFO

Again, remember, on the 1.4 million, on the profit element of the 1.4 million, okay, and a substantial part of that.



MAYNARD UM, UBS - ANALYST

A substantial part of that was related to the warranty return?



JONATHAN MATHER, NETGEAR - EVP, CFO

That's correct.

PATRICK LO, NETGEAR - CHAIRMAN, CEO

That's right.



OPERATOR

Erik Suppiger, Pacific Growth Equities.



ERIK SUPPIGER, PACIFIC GROWTH EQUITIES - ANALYST

Just checking. Were there any products in particular that were getting returns?



PATRICK LO, NETGEAR - CHAIRMAN, CEO

Certainly, the consumer products have a higher return rate than the business products. And among the consumer products, definitely wireless has a higher return rate then wired.



ERIK SUPPIGER, PACIFIC GROWTH EQUITIES - ANALYST

Any particular, like Super-G or anything in particular that got --?



PATRICK LO, NETGEAR - CHAIRMAN, CEO

No. They all behave the same way.



JONATHAN MATHER, NETGEAR - EVP, CFO

(multiple speakers) user -- if you take it home, and for some reason the wireless doesn't -- in their opinion, doesn't work, they just return it back. That can happen, too.



ERIK SUPPIGER, PACIFIC GROWTH EQUITIES - ANALYST

And you said that you have an inkling that the rebate redemptions are going to be increasing. What was the reason for that?



JONATHAN MATHER, NETGEAR - EVP, CFO

Well, you know, again, we monitor our redemptions very, very closely and carefully each quarter. And we accrue following the rules, accordingly. This quarter, we believe that, based on the Christmas, et cetera, and the first quarter, based on this quarter, in the first month redemptions, we saw a little higher redemption rate. So therefore, we created this contingency for a possible increase in the redemption. You know, we don't accrue 100 percent, because there is a redemption. And for that redemption percentage, as a contingency, we booked an additional $0.5 million.



ERIK SUPPIGER, PACIFIC GROWTH EQUITIES - ANALYST

And less question -- tax rate came down, I guess, 0.5 percent. Changing anything there? Was that a function of anything in particular?



JONATHAN MATHER, NETGEAR - EVP, CFO

No. It's as we were fine-tuning our tax calculations with the outside accountants, et cetera, in quarter one we used 37.5 percent for the guidance we gave previously, and we were advised that the best rate is 37 percent, going forward.



OPERATOR

At this time, I would like to turn the floor back over to the CEO, Mr. Patrick
Lo.



PATRICK LO, NETGEAR - CHAIRMAN, CEO

Sure. Thank you once again for everybody to participate in this call. I would just like to reiterate one more time that we are very excited about the market, and we are very, very excited about the opportunity to continue to strengthen our position by providing better products to our customers and increase our profitability. We believe that we have an exciting pipeline of more innovative products for the rest of the year. We also believe that our continued increase in volume will enable us to continue to have better purchasing power, and the continued fine-tuning of our end-to-end inventory management system will enable us to minimize period costs, as well as price protection costs related to inventory. As such, we see that as -- we will continue to execute and march towards our financial goal of 10 percent operating margin by the end of the year. So once again, thank you very much for participating in the call.

OPERATOR

Thank you all for your participation. That does conclude your teleconference. You may disconnect your lines at this time. Have a great evening.





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